UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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FINJAN HOLDINGS, INC.
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CHAIRMAN'S LETTER

Last year, I wrote about Finjan’s path over the last twenty years, the changes in our corporate operating structure, and our offerings while never losing sight of the technological innovation at the heart of our company. 2017 was our second consecutive year of profitability as a public company and marked numerous significant milestones. We launched our premium Finjan Mobile browser with VPN which includes technology coming out of a licensee of Finjan's patented technology. We established Finjan Blue, working with IBM and its cyber security technology and patents. We continue to grant licensees, bringing the total to 20 licensees, including many of the largest companies in our sector. I think it is now beyond dispute that the vision and landmark technology created by the Finjan team at the beginning of our journey has become the cornerstone of the cybersecurity industry in its fight to protect the public throughout the world from cyber threats.

With new operations and product lines, increasing cooperation with other parties in our industry and financial security resulting from an accelerating stream of significant settlements and licenses, Finjan is in a strong position to continue implementing its strategy and expanding its footprint. These are indeed exciting times for Finjan.

I would like to thank our dedicated and talented management team and employees across all of the Finjan companies, our experienced and thoughtful Board of Directors and our faithful and supportive shareholder base for their collective support over the decades. I look forward to the same continued partnership over the coming months and years.

Daniel Chinn
Chairman, Board of Directors
Finjan Holdings, Inc.

FINJAN HOLDINGS, INC.
 2000 University Avenue, Suite 600
 East Palo Alto, CA 94303

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
 To Be Held on June 20, 2018
 9:00 a.m. Pacific Daylight Time

Dear Stockholder:

You are cordially invited to attend our 2018 Annual Meeting of Stockholders to be held on Wednesday, June 20, 2018, at 9:00 a.m., Pacific Daylight Time, at our principal executive offices at:

2000 University Avenue, Suite 600
 East Palo Alto, CA 94303

for the following purposes:

1.	To elect three Class 3 directors to serve three-year terms ending 2021;

2.	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 23, 2018 will be entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the annual meeting, please vote as soon as possible using one of the following methods: (1) by using the Internet as instructed on the enclosed proxy card or voting instruction form, (2) by telephone as instructed on the enclosed proxy card or voting instruction form or (3) by mail, using the enclosed paper proxy card (or voting instruction form) and postage-prepaid envelope. For further details, please see the Questions and Answers Section entitled “How do I vote?” in the accompanying Proxy Statement. Any stockholder attending the annual meeting may vote in person even if he or she has voted using the Internet, telephone, or proxy card (or voting instruction form), and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the annual meeting.

By Order of the Board of Directors
/s/ Philip Hartstein
Philip Hartstein
President and Chief Executive Officer

East Palo Alto, California
April 30, 2018

PROXY STATEMENT SUMMARY
YOUR VOTE MATTERS

We are offering this summary to you to highlight information contained in the Proxy Statement below. We have chosen to enhance our Proxy as part of our ongoing commitment to our shareholders. This summary does not contain all the information that should be considered and you should read the entire Proxy Statement before voting. To obtain more information on Finjan Holdings, Inc.'s recent performance, please visit the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

VOTING MATTER	Board Recommendation
Proposal 1: Election of Directors (Page 2)

Harry Kellogg, Gary Moore and John Greene to serve as Class 3 directors with terms scheduled to end at the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until the director's earlier resignation or removal.
FOR
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm (Page 28)

Our consolidated financial statements for the year ended December 31, 2017 have been audited by Marcum LLP, who served as our independent registered public accounting firm for the last five fiscal years. The Audit Committee has appointed Marcum LLP to serve as our independent registered public accounting firm for the year ending December 31, 2018.
FOR

FISCAL 2017 BUSINESS HIGHLIGHTS

•	Fiscal 2017 was a record year of profitability

•	Total revenue was $50.5 million, representing a 175% increase over $18.3 million in fiscal 2016

•	We ended the year with $41.1 million in cash and cash equivalents

MOMENTUM CONTINUES INTO 2018

•	Closed the first quarter of 2018 with $65 million in revenue

PROPOSAL 1
ELECTION OF DIRECTORS

In accordance with the Company’s certificate of incorporation, our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms. Currently, there are seven directors divided into three classes designated Class 1, Class 2 and Class 3.  The term of office for each Class 1 director expires at the 2019 Annual Meeting of Stockholders.  The term of office for each Class 2 director expires at the 2017 Annual Meeting of Stockholders. The term of office for each Class 3 director expires at the 2018 Annual Meeting of Stockholders.  The nominees for election to the Board of Directors as Class 3 directors with a term expiring at the 2021 Annual Meeting of Stockholders are as follows:

•
Harry Kellogg, Gary Moore and John Greene to serve as Class 3 directors with terms scheduled to end at the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until the director's earlier resignation or removal.

If any nominees for director should become unavailable, the Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, would designate substitute nominees and proxies would be voted for such substitutes.  Management does not anticipate that any of the nominees will become unavailable.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Vote Required

The affirmative vote of a plurality of the votes present by person or by proxy and entitled to vote at the 2018 Annual Meeting of Stockholders is required to elect each nominee as director.  Cumulative voting in the election of directors is not permitted. Therefore, the three nominees in Class 3 receiving the highest number of affirmative votes cast at the annual meeting of stockholders will be elected.  Because there are only three nominees for election as Class 3 directors, each nominee will be elected assuming each receives at least one vote.  For purposes of the vote on this proposal, shares that are withheld and broker non-votes will not be deemed to be a “vote cast” and, therefore, will not affect the outcome of the election of directors.  Because there are no other candidates for election as directors other than the persons named in the enclosed proxy card and assuming each of those persons receives at least one vote, each of them will be elected.

DIRECTORS, MANAGEMENT AND CORPORATE GOVERNANCE

Directors

Our Board of Directors is currently comprised of seven directors although eight directors have been authorized by our Board of Directors.  In accordance with our current certificate of incorporation, our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Our charter provides that the number of directors shall consist of not less than three and not more than fifteen members, with the exact number to be fixed at the discretion of the Board.

The following table sets certain information concerning our current directors, including their names, ages (as of April 23, 2018), and the year in which their current term as directors expires.

Name	Position	Age	Class	Director Since	Term Expires
Daniel Chinn	Director (1)	52	1	2013 (3)	2019
Eric Benhamou	Director (1)	62	1	2013	2019
Michael Southworth	Director (2)	45	1	2014	2019
Alex Rogers	Director (1)	43	2	2013	2020
Glenn Daniel	Director (2)	71	2	2014	2020
Harry Kellogg	Director (2)	74	3	2014	2018
Gary Moore	Director (4)	68	3	2015	2018

(1)  Messrs. Chinn, Benhamou and Rogers were appointed to serve as members of our Board of Directors as of June 23, 2013.

(2)  Messrs. Daniel, Kellogg and Southworth were appointed to serve as members of our Board of Directors as of April 4, 2014.

(3)   Mr. Chinn also served as Chief Executive Officer of Finjan, Inc., our subsidiary, until April 2, 2014 when he transitioned to focus his time on serving on the Company’s Board of Directors.

(4)   Mr. Moore was appointed to serve as member of our Board of Directors as of November 5, 2015.

 Nominations & Qualifications

 Class 1 Directors

Daniel Chinn.  Mr. Chinn has been a director of the Company since June 2013, has served as a director of the Company’s subsidiary, Finjan, Inc., since 2007 and was the CEO of Finjan, Inc. from 2010 until April 2014. He also served as a director (from 2006) of Finjan Software, Inc., a Delaware corporation and a former parent company of Finjan, Inc. and the Chief Executive Officer (from 2010) of Finjan Software, Inc., until its dissolution in 2013.  Since 2011, Mr. Chinn has also been a Partner at Tulchinsky Stern Marciano Cohen Levitski & Co., an Israeli law firm, where he specializes in corporate and transactional matters.  Prior to joining Tulchinsky Stern Marciano Cohen Levitski & Co., from 2009 to 2010, Mr. Chinn was the Chief Executive Officer of Seambiotic Ltd., which developed and produced marine microalgae for the food additives sector and as an energy alternative source, and from 2006 to 2010, he was a Partner at Israel Seed IV, L.P., an investment company focusing on Israeli information technology and life sciences companies.  Mr. Chinn brings to our Board of Directors his deep knowledge and understanding of the Company’s business, gained over 7 years of service in board and management capacities of Finjan, Inc. and FSI, and his experience in leading and advising other small market companies as investor, director, executive officer and legal counsel.

Eric Benhamou. Mr. Benhamou has been a director of the Company since June 2013 and has served as a director of the Company’s subsidiary, Finjan, Inc., since 2006. Mr. Benhamou is also the Founder and General Partner of Benhamou Global Ventures (BGV) which he founded in 2003. Mr. Benhamou has 40 years of experience in the IT industry, including 13 years of active venture capital experience, with active investments in early stage information technology firms focused on global enterprise markets. Among U.S. public companies, he serves as a director (formerly Chairman) of Cypress Semiconductor Corporation, a semiconductor company (since 1993) and SVB Financial Group, a diversified financial services company, bank holding company and financial holding company (since 2005). Mr. Benhamou also currently serves on the boards of Grid Dynamics, Ayehu, Virtual Instruments, Cypress Semiconductors (CY), Silicon Valley Bank (SVBFG) and Finjan Holdings (FNJN). Prior to BGV, Mr. Benhamou served as 3Com’s CEO until the end of 2000, and as Chairman until the acquisition of the company by HP. He also served as Palm’s CEO until the end of 2003, and as Chairman until the acquisition of the company by HP. Mr. Benhamou has extensive corporate governance experience, having served on more than 25 corporate boards, including 10 publicly traded companies such as 3Com, Cypress, SVB, Finjan, Palm, Netscape, Legato and Real Networks. Through his career, Mr. Benhamou participated in 7 IPO’s and 35 M&A transaction’s. He served on the boards of several non-profit organizations and was the Founding Chairman of the Israel Venture Network. He holds a Masters degree from Stanford’s School of Engineering, a diplôme d’Ingénieur and a doctorate from the Ecole Nationale Supérieure d’Arts et Métiers. We believe that Mr. Benhamou’s extensive experience managing public companies in the technology sector, his expertise in venture and other financial transactions, and his engineering expertise makes him well-qualified to serve on our Board of Directors.

Michael Southworth.  Mr. Southworth has been a director of the Company since April 2014.  He is also the General Manager of the Intelligent Self-Service business at Verint Systems, Inc (“Verint”), a leading provider of customer engagement solutions  Previously,  Mr. Southworth was CEO of Contact Solutions (“CS”), a company acquired by Verint in February 2016 and led CS’s business transformation, including strategy planning, risk mitigation, executive recruitment and change management. For over two decades, Mr. Southworth has directed companies from the start-up phase through major periods of growth, and has been behind over $100 million in private equity and debt financing. Prior to CS, Mr. Southworth was Senior Vice President of Global Wireless Solutions at Corning.  In addition, he held senior financial roles at a number of technology companies including MobileAccess Networks, Lucent Technologies, and Chromatis Networks.  Mr. Southworth holds a Bachelor of Science, Biology, Business concentration, from the University of California at Berkeley. He is a Certified Public Accountant in the State of California.  Mr. Southworth brings to the board his wealth of experience with early stage growth companies, particularly in the technology space, and his expertise in private equity and debt financing.

Class 2 Directors

 Alex Rogers.  Mr. Rogers has been a director of the Company since June 2013 and has served as a director of the Company’s subsidiary, Finjan, Inc., since 2006. Mr. Rogers also serves as a managing director of HarbourVest Partners LLC, which he joined in 1998. At HarbourVest, Mr. Rogers focuses on direct co-investments in growth equity, buyout, and mezzanine transactions in Asia, Europe, and emerging markets regions. Mr. Rogers joined HarbourVest in 1998 as an associate and rejoined the Firm in 2002 after receiving his MBA. He spent over nine years in London and four years in Hong Kong expanding and managing the direct co-investment teams. He has also been actively involved in the Firm’s investment risk and business development activities, including the listing of HarbourVest Global Private Equity Limited (HVPE). He serves as a board observer at Preston Hollow Capital. His previous experience includes two years with McKinsey & Company. Mr. Rogers received a BA (summa cum laude) in Economics from Duke University in 1996 and an MBA from Harvard Business School in 2002, where he graduated with high distinction and was named a Baker Scholar. Mr. Rogers brings to the board his global expertise in capital markets, private equity and strategic transactions, as well as his experience serving on the boards of numerous portfolio and other companies.

Glenn Daniel.  Mr. Daniel has been a director of the Company since April 2014 and was formerly a Managing Director at the global investment bank Houlihan Lokey, where he was head of Houlihan Lokey’s San Francisco office for 15 of his 25 years with the firm. During this time, he advised boards of directors and independent committees of technology companies on fairness, valuation, and other financial matters in M&A and securities transactions.  Mr. Daniel has deep experience with litigation in financial disputes, having testified as a financial expert in more than 25 cases in State, Federal, and Bankruptcy Court. He previously held positions with Moody’s Investors Service and Lehman Brothers.  Mr. Daniel holds a Bachelor of Arts in German & Economics and a Master of Science in Finance from the University of Wisconsin, Madison. He is a Chartered Financial Analyst (CFA) and a member of the CFA Institute.  Mr. Daniel brings to the board his extensive background in finance and accounting, as well as his valuable experience with litigation and financial disputes.

Class 3 Directors and Nominees

Harry Kellogg.  Mr. Kellogg has been a director of the Company since April 2014 and was previously Vice Chairman of the Board of Silicon Valley Bank, the California bank subsidiary and the commercial banking operation of SVB Financial Group, a public company.  He was also Head of Strategic Relationships for SVB Financial Group, responsible for overseeing SVB Financial Group’s venture capital, private equity, private banking and premium wine activities. Kellogg joined Silicon Valley Bank in 1986 as Senior Vice President of the Technology Division. Prior to joining Silicon Valley Bank, he was the group manager of Corporate Banking at Bank of the West for five years and started that bank’s technology lending group. He was also with Wells Fargo Bank for 13 years, including four years in the Wells Fargo Special Industries Group, a high-tech lending unit within Wells Fargo Bank.  Mr. Kellogg is and has been actively involved in many civic and industry organizations, serving on many of their boards and advisory boards. These include: TechNet, Joint Venture: Silicon Valley Network, Financial Executives International, Stanford Institute for Economic Policy Research, The Computer History Museum, California/Israel Chamber of Commerce, Nollenberger Capital Partners, The Tuck Center for Private Equity and Entrepreneurship, Pacific Community Ventures and Grameen Bank.  Mr. Kellogg is an emeritus board member of the Technology Museum of Innovation. In 2001, he was named one of Upside Magazine’s “100 People Who Changed Our World.” Mr. Kellogg holds a Bachelor of Science Degree in Business Administration & Finance from San Jose State University.  Mr. Kellogg brings to the board his valuable expertise in the banking and financial industries, his expertise on financial and accounting matters and his extensive experience service on public and private company boards of directors.

Gary Moore.  Mr. Moore has been a director of the Company since November 2015 and was formerly President and Chief Operating Officer of Cisco Systems, Inc., a leading global provider of networking and other products and services related to the communications and information technology industry. Mr. Moore held the President and COO position at Cisco from 2012 until his retirement in July 2015. Mr. Moore first joined Cisco in October 2001 as Senior Vice President, Advanced Services, and, in August 2007, he also assumed responsibility as co-lead of Cisco Services. From May 2010 to February 2011, he served as Executive Vice President, Cisco Services, and he was Cisco’s Executive Vice President and Chief Operating Officer from February 2011 until October 2012. Immediately before joining Cisco, Mr. Moore served for approximately two years as Chief Executive Officer of Netigy Corporation, a network consulting company. Prior to that, he was employed for 26 years by Electronic Data Systems (“EDS”), where he held a number of senior executive positions, including as the President and Chief Executive Officer of joint venture Hitachi Data Systems from 1989 to 1992. Mr. Moore sits on the board of KLA-Tencor Corporation, which designs, manufactures, markets and services yield monitoring and process control systems for the semiconductor manufacturing industry (since 2014), and sits on the board for privately-held vArmour Networks, Inc., a data center and cloud security company (since 2015), and ServiceSource International, Inc., which provides recurring revenue management, maintenance, support, and subscription solutions for technology and technology-enabled healthcare and life sciences companies (since 2016). He also sits on the board of privately-held vArmour Networks, Inc., a data center and cloud security company (since 2015) and has previously served as on the board of Unigraphics Solutions Inc., a global provider of MCAD solutions for virtual product development (Vice Chairman, 1997-1999); A.T. Kearney, an IT outsourcing business (1996-1999); Hitachi Data Systems, a provider of information storage and virtualization solutions (1993-1996); and Japan Systems Co Ltd, a provider of information systems (Chairman, 1992-1996). Mr. Moore is also an Executive in Residence at The Ohio State University Fisher College of Business. As a former senior executive with Cisco and other global companies, Mr. Moore brings to the board extensive leadership experience, as well as expertise in matters relating to international operations in the technology industry and valuable advice and guidance regarding operational and strategic issues faced by global technology companies.

John Greene.  John Greene serves as Portfolio Manager at Halcyon Capital Management LP, a registered investment advisor. Mr. Greene has been at Halcyon since 2013 and works in the credit and long duration recoveries space. Mr. Greene also serves as a Portfolio Manager of Halcyon Credit Management LP and Halcyon Long Duration Recoveries Management LP, both of which are affiliates of the ultimate parent entity, Halcyon Capital Management LP. As of March 23, 2018, Halcyon and its affiliates owns approximately 15.41% of our common stock. Mr. Greene received a BA in History and Business Organization from Franklin & Marshall College in 1999. Mr. Greene had been serving as a board observer for Halcyon during their ownership of the Company’s Series A Preferred Stock and Series A-1 Preferred Stock. Halcyon’s large stock position, Mr. Greene’s familiarity with the Company and Mr. Greene’s experience in the credit and long duration recoveries space at Halcyon led us to determine that he would bring valuable expertise to the Board.

Executive Officers

Our executive officers are chosen by our Board of Directors and hold their respective offices until their resignation or early removal by the Board of Directors.

The following table sets certain information concerning our executive officers, including their names, ages (as of April 23, 2018), and positions with us.

Name	Position	Age	Executive Officer Since
Philip Hartstein	President & CEO (1)	41	2013
Michael Noonan	CFO, Treasurer & Secretary (2)	59	2014
Julie Mar-Spinola	Chief Intellectual Property Officer, VP of Legal Operations (3)	61	2015

(1)  Mr. Hartstein was appointed President and Chief Executive Officer on July 10, 2014.  Previously, he served as the Company’s President from June 3, 2013, after joining Finjan, Inc., the Company’s subsidiary, in April 2013.

(2)  Mr. Noonan was appointed Chief Financial Officer and Treasurer on November 11, 2014 and Secretary on June 24, 2015.  Previously, he served as the Company’s Vice President, Finance, when he joined the Company on October 27, 2014. Mr. Noonan was appointed Secretary on June 24, 2015.

(3)  Ms. Mar-Spinola was appointed Chief Intellectual Property Officer on March 25, 2015.  Ms. Mar-Spinola has also served as Vice President, Legal Operations since joining the Company on February 3, 2014.

Philip Hartstein.  Mr. Hartstein has been serving as President and Chief Executive Officer of the Company since July 10, 2014 and as President of the Company since June 3, 2013.  He has served as President of the Company’s subsidiary, Finjan, Inc., since April 2013.  Mr. Hartstein is charged with the direction and management of current assets and future investments as well as working with the company's executive management team to execute the shareholder's vision as a public technology company. He has served as a Board Member to the Company's subsidiary, Finjan Mobile, Inc., since June 2015. In addition, Mr. Hartstein oversees the Company's strategic LP investment in Jerusalem Venture Partners ("JVP") Cyber Strategic Partners venture fund since the Company's August 2013 investment. Mr. Hartstein is recognized for his expertise in IP monetization efforts, for both private and public companies often ranked as one of the lAM 300 "World's Leading IP Strategists" and recently named, two years running, as one of the Top 40 "Global Players" driving the world's rapidly changing IP market. Recently, Mr. Hartstein accepted a Board seat with the Licensing Executives Society's standards development organization (SDO) working to drive standard practices into IP management and licensing, globally. Additionally, Mr. Hartstein was appointed for a three-year term on the American Intellectual Property Law Association's (AIPLA) Public Appointments Committee. Mr. Hartstein received a B.S. in Industrial Technology from California Polytechnic State University–San Luis Obispo in 2000. Today, Mr. Hartstein continues to be involved with the university's Center for Innovation and Entrepreneurship (CIE) where he is an Entrepreneur in Residence.

 Michael Noonan.  Mr. Noonan was appointed as Chief Financial Officer & Treasurer of the Company on November 11, 2014, and Secretary of the Company in June 2015, and previously served as the Company's Vice President, Finance since October 27, 2014.  Previously, Mr. Noonan served as the Chief Financial Officer of Sky Petroleum Inc., an international oil and gas exploration and development company, from 2005 until September 2013, and served as a member of Sky Petroleum's board of directors from 2005 until April 2014.  Mr. Noonan served as a Senior Director in the finance department for Forgent Networks, an intellectual property company, from 2002 to 2005, where he was responsible for investor relations, human resources and mergers and acquisitions.  Prior to Forgent, Mr. Noonan worked for Pierpont Communications, an investor and public relations firm, where he was a Senior Vice President.  Mr. Noonan has also served as Director of Investor Relations and Corporate Communications at Integrated Electrical Services, an electrical services company, and Manager of Investor Relations and Public Affairs for Sterling Chemicals, a manufacturer of commodity petro-chemicals. Mr. Noonan received a BBA in Business Administration and Economics from Simon Fraser University in British Columbia, Canada; an MBA from Athabasca University in Alberta, Canada; and an Executive JD from Concord School of Law in Los Angeles, California.

Julie Mar-Spinola.  Ms. Mar-Spinola was appointed as the Company’s Chief Intellectual Property Officer on March 25, 2015, and has been serving as the Company's Vice President, Legal Operations since February 3, 2014.  Previously, Ms. Mar-Spinola served as General Counsel or VP of Legal for several Silicon Valley technology companies, including Kleiner Perkins-backed Alta Devices, Inc. Ms. Mar-Spinola is currently the Chairman Emeritus and Co-Founder of ChIPs, a nonprofit corporation founded in 2005, whose mission is to support, educate and promote the advancement, development, and retention of women in IP and technology.    Ms. Mar-Spinola has been a court appointed Mediator for the US District Court for the Northern District of California, specializing in patent disputes, since 2011.  Since November 2014, Ms. Mar-Spinola has served on the Santa Clara Law, High Tech Law Institute’s High Tech Advisory Board, and since April 2015, Ms. Mar-Spinola has served on the Patent Public Advisory Committee of the U.S. Patent and Trademark Office.  Ms. Mar-Spinola received a B.A. in Chemistry from San Jose State University, and a JD from Santa Clara University School of Law in 1987.  Ms. Mar-Spinola is a member of the California State Bar and registered to practice before the U.S. Patent & Trademark Office.

Family Relationships

There are no family relationships among the members of our Board of Directors or our executive officers.

Director Independence

Our Board of Directors currently consists of seven members although eight directors have been authorized by our Board of Directors. Our Board of Directors determines director independence based on the definition of “independent directors”

under NASDAQ Marketplace Rule 5605(a)(2). Consistent with that standard, after review of all relevant transactions and relationships, including between each director, any of his family members, and us, our executive officers and our independent registered public accounting firm, our Board of Directors has affirmatively determined that as of the date hereof, Messrs. Benhamou, Daniel, Kellogg, Rogers and Southworth are independent under the NASDAQ standard for independence.

Executive Sessions of Independent Directors

Pursuant to NASDAQ rules, in order to promote open discussion among independent directors, our Board has devoted and will continue to devote a portion of at least two of the regularly scheduled Board meetings each year to sessions of only independent directors.

Board Committees

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All members of the committees described below, other than Daniel Chinn and Gary Moore, are “independent” under NASDAQ Marketplace Rules.  The Board may re-assess the composition of its committees following the 2018 Annual Meeting of Stockholders.

The table below provides membership information for each of the Board committees as of April 23, 2018:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Eric Benhamou*	✓	Chair
Daniel Chinn
Glenn Daniel	✓		✓	Chair
Harry Kellogg			✓		✓
Alex Rogers			✓		✓
Michael Southworth	✓
Gary Moore

* We currently have at least one Board member, Eric Benhamou, who qualifies and is designated as an independent “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission (the “SEC”).

Audit Committee

The Audit Committee was formed on April 4, 2014 and is currently comprised of Eric Benhamou, Glenn Daniel and Michael Southworth, with Mr. Benhamou serving as Chair.  Pursuant to its charter, the purpose of the Audit Committee is to oversee (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the qualifications and independence of the registered public accounting firm that audits the Company’s financial statements; (4) the performance of the independent registered public accounting firm and the Company’s internal audit function; and (5) the Company’s internal accounting and financial reporting controls.  The Audit Committee has the power to appoint, compensate, retain and oversee the work of the independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of performing any audits, reviews or attest services.  In addition, the Audit Committee is responsible for reviewing and approving the audit committee report as required by the SEC to be included in the Company’s annual proxy statement.  Our Audit Committee met four times in 2017.

  Compensation Committee

The Compensation Committee was formed on October 7, 2013 and is currently comprised of Glenn Daniel, Alex Rogers and Harry Kellogg, with Mr. Daniel serving as Chair.  Pursuant to its charter, the purpose of the Compensation Committee is to (1) review and recommend to the Board approval of corporate goals and objectives relating to compensation and benefits for the chief executive officer (or the president or other principal executive officer of the Company in the absence of a chief executive officer) (such chief executive officer or other principal executive officer, the “PEO”) and other executive officers of the Company; (2) evaluate the performance of the Company’s PEO and other executive officers relative to established goals and objectives and assist the Board in the discharge of its responsibilities relating to compensation for the PEO and other executive officers based on such evaluations; (3) oversee the administration of the Company’s incentive compensation plans; (4) review such Compensation Committee-related disclosure as is required by the SEC to be included in the Company’s Annual Report on Form 10-K or annual proxy statement filed with the SEC; and (5) take such other actions within the scope of its charter as the Compensation Committee deems necessary or appropriate. Our Compensation Committee met three times in 2017 and otherwise acted through written consents.

The Compensation Committee has the sole authority to retain, pay and terminate compensation consultants to assist in the evaluation of executive officer compensation.  The Compensation Committee also has the power to engage advisors to assist in fulfilling its responsibilities and direct the Company to pay for such expenses.  The Compensation Committee directly engaged Compensia, Inc. (“Compensia”) as its compensation consultant in October 2017, and the Compensation Committee has the sole authority to terminate this engagement.  Compensia’s primary role, as requested by the Compensation Committee, was to assist the Compensation Committee in developing a compensation framework.  See “Compensation Discussion and Analysis – Role of Compensation Consultant” for a discussion of Compensia’s role.  The Compensation Committee has the power to delegate its responsibilities related to determinations of awards to be granted under the Company’s equity-based and incentive compensation plans to such persons as determined by the Compensation Committee, to the extent permitted by law.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was formed on October 7, 2013 and is currently comprised of Alex Rogers and Harry Kellogg.  Pursuant to its charter, the purpose of the Nominating and Corporate Governance Committee is to (1) oversee and assist the Board in identifying, reviewing and recommending nominees for election to the Board; (2) advise the Board with respect to Board composition, procedures and committees; (3) recommend directors to serve on each Board committee; (4) evaluate the Board and the Company’s management; (5) develop, review and recommend corporate governance guidelines and otherwise take a leadership role in shaping the corporate governance of the Company; and (6) take such other actions within the scope of its charter as the Nominating and Corporate Governance Committee deems necessary or appropriate.  Our Nominating and Corporate Governance Committee met two times in 2017.

Availability of Committee Charters

Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee Charters are available for review on our website at http://ir.finjan.com/governance-docs.  To request a copy of any of these charters, please make a written request to Investor Relations at Finjan Holdings, Inc., 2000 University Avenue, Suite 600, East Palo Alto, CA 94303.

Board Meetings and Director Attendance

The Board held four meetings in 2017 and otherwise acted through written consents. Each of our directors attended at least 75% of Board meetings and applicable committee meetings on which he served during 2017 during the time he served on the Board or committees. Two of our directors attended our 2017 Annual Meeting of Stockholders. The Company does not have a policy regarding director attendance at our annual meeting of stockholders, but all directors are encouraged to attend the meeting in person.

Director Nominees

The Nominating and Corporate Governance Committee will seek to identify director candidates based on input provided by a number of sources, including (i) Nominating and Corporate Governance Committee members, (ii) other members of the Board and (iii) our stockholders. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in identifying qualified director candidates.

As part of the identification process, the Nominating and Corporate Governance Committee considers the number of expected director vacancies and whether existing directors whose terms expire have indicated a willingness to continue to serve as directors if re-nominated. Once a director candidate has been identified, the Nominating and Corporate Governance Committee will then evaluate this candidate in light of his or her qualifications and credentials, including whether such candidate would satisfy NASDAQ independence requirements, and any additional factors that it deems necessary or appropriate.  In connection with its overall director candidate review, the Nominating and Corporate Governance Committee does consider diversity of experience in public and private businesses, financial institutions and other areas that are relevant to the Company’s activities. Directors must be willing and able to devote sufficient time to carrying out their duties effectively.

Existing directors whose terms expire and are being considered for re-nomination will be re-evaluated as part of the Nominating and Corporate Governance Committee’s process of recommending director candidates. The Nominating and Corporate Governance Committee will consider all persons recommended by stockholders in the same manner as all other director candidates, provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws and summarized below under “— Stockholder Proposals and Recommendations of Director Nominees.”

After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee will recommend to the Board the nomination of a number of candidates equal to the number of director vacancies that will exist at the annual meeting of stockholders. The Board will then select the Board’s director nominees for stockholders to consider and vote upon at the stockholders’ meeting.

Stockholder Proposals and Recommendations of Director Nominees

Our bylaws include advance notice procedures and requirements for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors.

Section 2.5 of the Company’s bylaws provides that, at an annual meeting of the stockholders, only such business (other than nominations for directors) will be conducted as shall have been brought before the meeting (i) pursuant to the Company’s proxy materials, (ii) by or at the direction of the Board, or (iii) by a stockholder of the Company who is a stockholder of record at the time requisite advance notice is given, who is entitled to vote at the meeting and who complies with the notice procedures and other requirements set forth in Section 2.5 of the bylaws.  Among other things, those procedures require the stockholder to deliver written notice to the Company’s Secretary not less than ninety nor more than one hundred twenty days prior to the first anniversary of the preceding year’s annual meeting of stockholders (the “Anniversary”), except that, if the date of the annual meeting is advanced more than thirty days prior to, or delayed by more than sixty days after, the Anniversary, or if no annual meeting of stockholders was held in the previous year, notice by the stockholder to be timely would have to be delivered not later than the later of (x) ten (10) days after the Corporation has publicly disclosed the date of the meeting in the manner provided in the bylaws, and (y) ninety days prior to the date of the annual meeting.  The requisite content of such notice is set forth in Section 2.5 of the bylaws.

Section 2.6 of the Company’s bylaws provides that only persons nominated in accordance with the applicable procedures will be eligible to be elected by the Company’s stockholders to serve as directors of the Company.  Section 2.6 of the bylaws further provides that nominations of persons for election to the Board at an annual meeting of stockholders may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Company who is a stockholder of record at the time the requisite notice is given, who is entitled to vote in the election of directors at the meeting and who complies with the notice procedures and other requirements set forth in Section 2.6 of the bylaws.  Among other things, those procedures would require the stockholder to deliver requisite notice to the Secretary of the Company within the timeframes described above, except that,  in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least one hundred days prior to the Anniversary, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the tenth day following the day on which such public announcement is first made by the Company.   The requisite content of such notice is set forth in Section 2.6 of the bylaws.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors or any member of the Board of Directors, c/o Secretary at Finjan Holdings, Inc., 2000 University Avenue, Suite 600, East Palo Alto, CA 94303.  The Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. The Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Board Leadership Structure

On July 10, 2014, the Board created the new position of “Executive Chairman” and appointed Daniel Chinn to fill that role, after considering his qualifications, availability, length of service with the Company and its predecessors and other professional commitments.  In creating the new position, the Nominating and Corporate Governance Committee, as well as the Board, considered the current Board size of seven directors and the anticipated growth of the Company and the increasing demands on the Board’s time and resources.   The Nominating and Corporate Governance Committee recommended, and the

Board approved, the appointment of an Executive Chairman to facilitate the efficient functioning of the Board and to provide for effective leadership that would enable the Company to achieve its strategic business and other goals on behalf of its stockholders.  The “Executive Chairman” title was revised to “Chairman of the Board” on March 5, 2015 to clarify and confirm that the role is a non-employee position and is distinct from our executive leadership.

The roles of Chairman of the Board and Chief Executive Officer are currently filled by separate individuals, with Mr. Chinn serving as Chairman, and Mr. Hartstein serving as Chief Executive Officer. The Board believes that the separation of the offices of Chairman and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on the Company’s business strategy, operations and corporate vision. However, the Board does not have a policy mandating that the roles of Chairman and Chief Executive Officer continue to be separate. We believe it is important that the Board retain flexibility to determine whether these roles should be separate or combined in light of the circumstances and considerations involving the Company, including the satisfaction of the Board’s risk oversight function. To the extent the Nominating and Corporate Governance Committee determines that the leadership structure of the Board should be modified, it shall make recommendations to the Board regarding such changes as it deems appropriate, consistent with any corporate governance guidelines that may be adopted by the Board.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2017, none of our executive officers served as a director of or member of a Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors. See “Board Committees” and “Certain Relationships and Related Party Transactions” regarding our Compensation Committee and its members.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics and Code of Ethics for Principal and Senior Financial Officers (the “Codes of Ethics”) that establish the standards of ethical conduct applicable to all directors, officers and employees of the Company. The Codes of Ethics address, among other things, conflicts of interest, compliance with disclosure controls and procedures, and internal control over financial reporting, corporate opportunities and confidentiality requirements. The Audit Committee is responsible for applying and interpreting our Codes of Ethics in situations where questions are presented to it.  Our Codes of Ethics is available for review on our website at http://ir.finjan.com/governance-docs.  In addition, to request copies of the Codes of Ethics, please make a written request to Investor Relations at Finjan Holdings, Inc., 2000 University Avenue, Suite 600, East Palo Alto, CA 94303.  We intend to satisfy the disclosure requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding amendments to, or a waiver from, our Code of Ethics for Principal and Senior Financial Officers by posting such information on our website. There were no amendments or waivers to our Code of Ethics for Principal and Senior Financial Officers in fiscal year 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such reports, or written representations from certain reporting persons that no filings were required for such persons, we believe that our executive officers and directors complied with all Section 16(a) filing requirements during the year ended December 31, 2017.

Risk Oversight

One of the important roles of our Board is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it relies on senior management and utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular individual or committee’s expertise. For example, senior management, particularly our Chief Executive Officer and our Chief Financial Officer, is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices and communicating regularly with the Board. The Audit Committee oversees, among other things, our financial statements and the performance of our internal audit function.  The Compensation Committee participates in the design of compensation structures that create incentives, while managing the level of risk-taking behavior, consistent with the Company’s business strategy as further described in the Compensation Discussion and Analysis section below. The Nominating and Governance Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to the Company, and making recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board committees.  The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction and Overview

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided to the Company’s executive officers who are named in the Summary Compensation Table, and whom we sometimes refer to as the “Named Executive Officers.”  On November 11, 2014, we appointed Michael Noonan as our Chief Financial Officer and Treasurer. For purposes of the SEC rules, each of Mr. Hartstein, our current President and Chief Executive Officer, Mr. Noonan, our current Chief Financial Officer, Treasurer and Secretary, and Ms. Mar-Spinola, our Chief Intellectual Property Officer, are deemed “Named Executive Officers” for 2017.

Our Compensation Committee has responsibility for determining and approving the various elements of our compensation programs for our Named Executive Officers.

As described below, the principal elements of our compensation programs include base salary, annual bonuses and long-term incentives such as restricted stock units.

Compensation Philosophy and Objectives

The goal of our executive compensation program is to motivate, retain and reward executives who create long-term value for our stockholders. Our compensation program is designed to reward and incentivize executives to position the Company for future growth, achieve short-term and long-term financial and operating performance excellence, and align the executives’ long-term interests with those of our stockholders while recognizing individual contributions to the Company. To achieve these objectives, the Compensation Committee believes that executive compensation should generally consist of both cash and equity-based compensation. Compensation levels for each executive are determined based on several factors, including:

•	general economic conditions;
•	our current and historical compensation practices and current and historical compensation; practices of peer companies;
•	each executive’s performance, skill sets and roles in the Company; and
•	the Company’s need for skill sets and the global or regional market for the executive’s skill sets.

Say-On-Pay and Say-On-Frequency

As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we included two stockholder votes on executive compensation in our 2014 proxy statement (advisory vote on executive compensation and how frequently a “say-on-pay” proposal should be included in our proxy statement). As previously reported, the stockholders of the Company voted in favor of holding an advisory vote every three years. The Board of Directors of the Company has considered the results of this vote and has determined that, consistent with the majority vote of the Company’s stockholders at the 2014 Annual Meeting of Stockholders, the Company will hold future non-binding stockholder advisory votes on the executive compensation of the Company’s named executive officers every three years at the Company’s annual meeting of stockholders. Therefore, we again included an advisory vote on executive compensation in the proxy statement for last year’s annual meeting of stockholders. In such vote, which was advisory and non-binding, our stockholders approved the compensation of our named executive officers as described in the proxy statement for last year’s annual meeting of stockholders. The Compensation Committee views the result of this advisory vote (i.e., approximately 99% of the votes cast and 88% of the votes eligible to be cast) for the say-on-pay proposal as a strong endorsement of our compensation program.

The next non-binding stockholder advisory vote on the executive compensation of the Company’s named executive officers will be at the 2020 Annual Meeting of Stockholders.

Setting of Executive Compensation

Role of Management

While the Compensation Committee is primarily responsible for the oversight of our executive compensation, the Chief Executive Officer recommends compensation packages for our executive officers and our executive officers discuss their compensation with the Compensation Committee directly. The Compensation Committee believes that the Chief Executive Officer 's input is critical in determining the compensation of other executive officers given his day to day role in the Company and his responsibility in establishing and implementing the Company’s strategic plans. Therefore, while the Compensation Committee has been and will be primarily responsible for determining executive compensation, the Chief Executive Officer will continue to provide his input and recommendations to the Compensation Committee with respect to compensation for our executive officers.   The Compensation Committee discusses our Chief Executive Officer’s compensation package with him, but deliberates and makes decisions with respect to his compensation without him present. The Compensation Committee determines the compensation package for the Chief Executive Officer and makes a recommendation for approval by the Board.

Role of Compensation Consultant

The Compensation Committee engaged its own independent third-party compensation consultant, Compensia Inc., to assist with its 2017 compensation review, analysis and actions. Compensia’s services generally included:

•	identifying an updated market framework (including a peer group of companies) for formal compensation benchmarking purposes;
•	gathering data on our executive officer cash and equity compensation relative to competitive market practices; and
•	developing a market-based framework for potential changes to our executive compensation program (including specifically for the Compensation Committee’s review and input).

After review and consultation with Compensia, our Compensation Committee determined that Compensia is independent, and that there is no conflict of interest resulting from retaining Compensia currently or during fiscal year 2017. In reaching these conclusions, our Compensation Committee considered the factors set forth in the SEC rules and the NASDAQ listing standards.  Other than services provided to our Compensation Committee, Compensia did not perform any other work for us.

Competitive Market Review for 2017

The market for experienced management is highly competitive. We seek to attract and retain the most and highly qualified executives to manage each of our business functions, and we face substantial competition in recruiting and retaining management from companies ranging from large and established to entrepreneurial early stage companies. We expect competition for appropriate technical, commercial, and management skills to remain strong for the foreseeable future.

In reviewing and determining the 2017 compensation program for our named executive officers, our Compensation Committee relied on the peer group prepared by Compensia and approved by the Compensation Committee in December 2017. This peer group consisted of the following companies.

•	Acacia Research
•	Aware
•	Digimarc
•	FORM Holdings
•	Great Elm Capital Group
•	Guidance Software
•	ImageWare Systems
•	KEYW Holding
•	Marathon Patent Group
•	MobileIron
•	Parkervision
•	Pendrell
•	Quarterhill
•	Rapid7
•	RPX
•	Support.com
•	VirnetX Holding
•	Zix

Based on the approved 2017 peer group, Compensia prepared a formal executive compensation assessment that included publicly available proxy information and additional executive compensation information from Compensia's proprietary database for the Compensation Committee’s consideration.  In analyzing our executive compensation program for 2017, the Compensation Committee compared certain aspects of our named executive officer compensation, including base salary, target bonus, long-term equity incentives and total direct compensation, to the compensation levels provided by Compensia as part of this assessment.  See “Components of Executive Compensation” below for a detailed discussion of our executive compensation program.

Components of Executive Compensation

Currently, our executive compensation program consists of short-term compensation (salary and bonus) and long-term compensation (restricted stock units and stock options) to achieve our goal of improving earnings and achieving long term sustainable growth in revenues and earnings which we believe is aligned with our stockholders’ interests.

Annual Salary

Annual salaries of executive officers are set at levels competitive with other companies of comparable size and scope with whom we compete for executive talent. Although the Compensation Committee believes a significant portion of each executive’s compensation should be based on our long-term performance, the Compensation Committee also believes that a stable base salary is necessary to attract, motivate, reward and retain our executives and to recognize the performance of their respective job responsibilities. Therefore, we intend for the base salary component of total compensation to be relatively stable year over year, subject to adjustment at the discretion of the Compensation Committee for changes in the cost of living or increases in responsibilities. Total executive compensation is impacted to a significant extent by the variability of bonuses and long-term incentive compensation (which are discussed below). The Compensation Committee sets the compensation philosophy with respect to base salaries for our executives generally, and will review the base salary of each executive officer annually in light of our overall compensation objectives and contractual obligations.  Based on such review, the Compensation Committee will consider making adjustments to reflect market conditions, changes in responsibilities and potential merit increases consistent with compensation practices throughout our organization.

The base salary for our President and Chief Executive Officer, Philip Hartstein, was determined for 2016 at $350,000 per year, pursuant to an amended and restated employment agreement that was entered into on January 14, 2015 (the “2015 Hartstein Employment Agreement”).  The Compensation Committee reviewed the 2015 written report prepared by Compensia and the applicable market compensation data for Chief Executive Officers and consulted with other outside advisors during the negotiation process for the 2015 Hartstein Employment Agreement. Further, the Compensation Committee reviewed the 2017 written report prepared by Compensia and the applicable market compensation data for Chief Executive Officers and consulted with other outside advisors and the full Board regarding an assessment of Mr. Hartstein’s experience, skills and performance, and the Company’s performance, and determined that an increase would be made to Mr. Hartstein’s base salary for fiscal year 2018 to $390,000.

The base salary for our current Chief Financial Officer, Michael Noonan, was determined for 2017 at $262,500 per year. Pursuant to Mr. Noonan's amended and restated employment agreement, entered into on November 11, 2014 (the “2014 Noonan Employment Agreement”) Mr. Noonan's salary was set at $250,000, but increased to $262,500 for 2016 by the Company's Board of Directors with no change to Mr. Noonan's salary for 2017, upon the recommendation of the Compensation Committee, in order to remain competitive.  The Compensation Committee considered an analysis of the base salary for Mr. Noonan’s role, the CEO’s assessment of Mr. Noonan’s experience, skills and performance level, and the Company’s performance. Based on those factors, the Compensation Committee recommended to the Company’s Board of Directors an increase in base salary for 2018 to $292,500, and the Company’s Board of Directors determined that such an increase would be made to Mr. Noonan’s base salary for fiscal year 2018.

     The base salary for our current Chief Intellectual Property Officer, Julie Mar-Spinola, was determined for 2017 at $350,000 per year, pursuant to her employment agreement, entered into on January 19, 2014 (the “2014 Mar-Spinola Employment Agreement”).  Ms. Mar-Spinola was originally hired as Vice President, Legal Operations on January 19, 2014 and appointed Chief Intellectual Property Officer, as of March 25, 2015. The Compensation Committee considered an analysis of the base salary for Ms. Mar-Spinola’s role, the CEO’s assessment of Ms. Mar-Spinola’s experience, skills and performance level, and the Company’s performance. Based on those factors, no increase was made to Ms. Mar-Spinola’s base salary for fiscal year 2018.

Cash Bonuses

The second element of executive compensation is an annual cash bonus.  The Committee believes that a significant portion of each executive’s compensation should be contingent on the annual progress of the Company, as well as the individual contribution of each executive to achieving our goals.  The Compensation Committee determined that 2017 bonuses should be more closely tied to the Company’s achievement of certain financial and strategic objectives and the executive’s achievement of individual performance goals. As revised 2017 bonuses were intended to recognize outstanding contribution to the Company and value creation for the Company’s stockholders and was structured by the Compensation Committee to provide for cash bonuses to the Company’s executives at 100% to 200% of each executive’s current base salary, though in exceptional circumstances, the bonuses may exceed such levels. The discretionary nature of the bonuses for executives allows for the Compensation Committee to make recommendations to the Company’s Board of Directors to award Company executives on a monthly, quarterly or annual basis, on a discrete event, or any of the above.

Pursuant to the 2017 Executive Incentive Compensation Plan (the “2017 Plan”), for the 2017 fiscal year, the Compensation Committee approved a bonus of $698,000 for our Chief Executive Officer, $374,000 for our Chief Financial Officer and $566,000 for our Chief Intellectual Property Officer. The Compensation Committee determined that such bonus amounts were appropriate in light of the Company’s significant year-over-year increase in revenue.

For the 2018 fiscal year, the Compensation Committee adopted the 2018 Executive Incentive Compensation Plan, which like the 2017 Plan is designed to tie executive compensation to the Company’s achievement of certain financial and strategic objectives and the executive’s achievement of individual performance goals. This plan is intended to recognize outstanding contribution to the Company and value creation for the Company’s stockholders and is structured by the Compensation Committee to provide for cash bonuses to the Company’s executives at 100% to 200% of each executive’s current base salary, though in exceptional circumstances, the bonuses may exceed such levels. The discretionary nature of the plan allows for the Compensation Committee to make recommendations to the Company’s Board of Directors to award Company executives on a monthly, quarterly or annual basis, on a discrete event, or any of the above. The plan runs from January 1, 2018 to December 31, 2018, and only those participants in good standing with the Company are eligible to participate.

Long-Term Incentive Compensation

The third element of executive compensation, in addition to annual salary and cash bonus, is long-term incentive compensation consisting of equity awards. The Compensation Committee believes that granting equity-based compensation awards to our executives is the most direct way to align their long-term interests with those of our stockholders. The Compensation Committee also believes that equity compensation encourages greater responsibility on the part of our Chief Executive Officer, Chief Financial Officer and Chief Intellectual Property Officer because the value of their equity compensation is subject to risk. As a result, each executive officer’s total annual compensation includes a significant portion of restricted stock unit awards and stock options. The stock options and restricted stock units that have been granted to the Company’s Chief Executive Officer prior to 2016 are subject to a vesting schedule pursuant to which 25% of the options or restricted stock units vest on the one-year anniversary of the grant date with regard to options and vesting commencement date with respect to restricted stock units, with the balance vesting over the succeeding three years in equal amounts every three calendar months, encouraging the retention of our Chief Executive Officer. The restricted stock units that have been granted to the Company’s Chief Financial Officer and Chief Intellectual Property Officer are subject to a vesting schedule pursuant to which 33% of the restricted stock units vest on the one-year anniversary of the vesting commencement date, with the balance vesting over the succeeding two years in equal amounts every three calendar months, encouraging the retention of such Named Executive Officers. The stock options granted to the Company’s Chief Executive Officer, the Company’s Chief Financial Officer and Chief Intellectual Property Officer in March 2017 are subject to a vesting schedule pursuant to which 33% of the options vest on the one-year anniversary of the vesting commencement date, with the balance vesting over the succeeding two years in equal amounts every three calendar months, encouraging the retention of such Named Executive Officers. The RSUs and stock options granted to the Company’s Chief Executive Officer, and the stock options granted to the Company’s Chief Financial Officer and Chief Intellectual Property Officer in December 2017 and January 2018 constituted grants of three years’ worth of equity, but with vesting as if granted on each of December 2017, 2018 and 2019 with a vesting schedule pursuant to which 33% of the options vest on the one-year anniversary of the vesting (or deemed vesting) commencement date, with the balance vesting over the succeeding two years in equal amounts every three calendar months, encouraging the retention of such Named Executive Officers.

Pursuant to the 2015 Hartstein Employment Agreement, the Board awarded Mr. Hartstein 200,000 restricted stock units (“RSUs”) on January 14, 2015.  The RSUs are scheduled to vest over a four-year period, with one-quarter vested on January 1, 2016, and the remainder vesting ratably on a quarterly basis for the following three years so that, subject to employee’s continued employment, the RSUs granted shall be fully vested on January 1, 2019.  The RSUs were awarded pursuant to the 2014 Incentive Compensation Plan (the “2014 Plan”) and an award agreement thereunder.  The 2015 Hartstein Employment Agreement also provides that in the event the daily trading average price of the Company’s shares of common stock has been at least $12.50 for a period of twenty full consecutive trading days during the term of the agreement, the Company shall recommend to the Compensation Committee and the Board a grant of an additional 100,000 RSUs.  Subject to employee’s employment at the time of grant, this grant of RSUs would be fully vested immediately upon grant.  The RSUs would be awarded (if at all) pursuant to the 2014 Plan or any successor plan that may then be in effect and an award agreement thereunder.  The Compensation Committee reviewed the 2014 written report prepared by Compensia and the applicable market compensation data for Chief Executive Officers and consulted with other outside advisor's during the negotiation process for the 2015 Hartstein Employment Agreement. On May 4, 2016, the Company's Board of Directors, upon the recommendation of the Compensation Committee awarded Mr. Hartstein 50,000 options, which vest over a three-year period, with one third vesting on May 4, 2017, and an additional 8.33% of the options vesting every three calendar months thereafter until fully vested. On March 22, 2017, the Company's Board of Directors, upon the recommendation of the Compensation Committee awarded Mr. Hartstein 25,000 options, which vest over a three-year period, with one third vesting on March 22, 2018, and an additional 8.33% of the options vesting every three calendar months thereafter until fully vested on March 22, 2020. On December 12, 2017, the Company's Board of Directors, upon the recommendation of the Compensation Committee awarded Mr. Hartstein (i) 200,000 RSUs, 33.3333% of which vest on December 12, 2020, and an additional 8.3333% of which vest every three calendar months thereafter until fully vested on December 12, 2022 and (ii) 190,000 options, 56,667 of which vest on the December 12, 2018, and an additional 12.5% of the remaining balance vest every three calendar months thereafter until fully vested on December 12, 2020.

     On October 27, 2014, the Compensation Committee awarded Mr. Noonan 130,000 RSUs, when he joined the Company as Vice President, Finance.  The RSUs are scheduled to vest over a three-year period, with one third vested on October 27, 2015, and an additional 8.33% of the RSUs vesting every three calendar months thereafter until fully vested.  The RSUs were awarded pursuant to the 2014 Plan and an award agreement thereunder. On May 4, 2016, the Company's Board of Directors, upon the recommendation of the Compensation Committee awarded Mr. Noonan 50,000 options, which vest over a three-year period, with one third vesting on May 4, 2017, and an additional 8.33% of the options vesting every three calendar months thereafter until fully vested. On March 22, 2017, the Company's Board of Directors, upon the recommendation of the Compensation Committee awarded Mr. Noonan 25,000 options, which vest over a three-year period, with one third vesting on March 22, 2018, and an additional 8.33% of the options vesting every three calendar months thereafter until fully vested on March 22, 2020. On December 12, 2017, the Company's Board of Directors, upon the recommendation of the Compensation Committee awarded Mr. Noonan three option grants as follows: (i) 50,000 options, 3,333 of which vest on December 12, 2018, and an additional 12.5% of the remaining balance vest every three calendar months thereafter until fully vested on December 12, 2020, (ii) 70,000 options, 33.3333% of which vest on December 12, 2019, and an additional 8.3333% of which vest every three calendar months thereafter until fully vested December 12, 2021, and (iii) 70,000 options, 33.3333% of which vest on December 12, 2020, and an additional 8.3333% of which vest every three calendar months thereafter until fully vested on December 12, 2022.

Pursuant to the 2014 Mar-Spinola Employment Agreement, on July 10, 2014, the Company awarded Ms. Mar-Spinola 60,314 RSUs. One-third of the RSUs vested on January 27, 2015, and an additional 8.33% of the RSUs vest every three calendar months thereafter until fully vested. The RSUs were awarded pursuant to the 2014 Plan and an award agreement thereunder. On May 4, 2016, the Company's Board of Directors, upon the recommendation of the Compensation Committee awarded Ms. Mar-Spinola 100,000 options, which vest over a three-year period, with one third vesting on May 4, 2017, and an additional 8.33% of the options vesting every three calendar months thereafter until fully vested. On March 22, 2017, the Company's Board of Directors, upon the recommendation of the Compensation Committee awarded Ms. Mar-Spinola 50,000 options, which vest over a three-year period, with one third vesting on March 22, 2018, and an additional 8.33% of the options vesting every three calendar months thereafter until fully vested on March 22, 2020. On December 12, 2017, the Company's Board of Directors, upon the recommendation of the Compensation Committee awarded Ms. Mar-Spinola two option grants as follows: (i) 70,000 options, 3,334 of which vest on December 12, 2018, and an additional 12.5% of the remaining balance (the “1st Year Balance”) vest every three calendar months thereafter until fully vested on December 12, 2020, and (ii) 100,000 options, 33.3333% of which vest on December 12, 2019, and an additional 8.3333% of which vest every three calendar months thereafter until fully vested on December 12, 2021.

The Compensation Committee’s Consideration of Risk in Relation to Executive Management

In 2017, the Compensation Committee considered the nature, extent and acceptability of risks that our executives may be encouraged to take by our compensation programs. Taking carefully considered risks is an integral part of any business strategy, and our executive compensation program is not intended to eliminate management decisions that involve risk. Rather, the combination of various elements in our program is designed to mitigate the potential reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and destroy stockholder value. Together with the Company’s processes for strategic planning, its internal control over financial reporting and other financial and compliance policies and practices, the design of our compensation program helps to mitigate the potential for management actions that involve an unreasonable level of risk. Our compensation program seeks to balance performance rewarded in cash and shares of our common stock, base level salaries that are consistent with our executive’s responsibilities so that our executives are not motivated to take excessive risks to achieve a reasonable level of financial security and plans that reward executives based on financial measures as well as other objective criteria.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and the Board of Directors has approved that recommendation.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Glenn Daniel (Chairman) Alex Rogers Harry Kellogg

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

 Summary Compensation Table

The following table provides the compensation earned for the fiscal years indicated for services rendered to us in all capacities, by our Named Executive Officers.  For purposes of the SEC rules, each of Mr. Hartstein, our current President and Chief Executive Officer, Mr. Noonan, our current Chief Financial Officer, Treasurer and Secretary, and Ms. Mar-Spinola, our Chief Intellectual Property Officer, are deemed “Named Executive Officers” for 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)

Philip Hartstein	2017	$350,000	$698,000	$450,000	$466,750	$—	$1,964,750
President and CEO	2016	$350,000	$150,000	$—	$60,000	$—	$560,000
	2015	$350,000	$150,000	$484,000	$—	$—	$984,000

Michael Noonan	2017	$262,500	$374,000	$—	$466,750	$—	$1,103,250
CFO, Treasurer and Secretary	2016	$262,500	$87,500	$—	$60,000	$—	$410,000
(3)	2015	$250,000	$75,000	$—	$—	$—	$325,000

Julie Mar-Spinola	2017	$350,000	$566,000	$—	$461,000	$—	$1,377,000
Chief Intellectual Property	2016	$350,000	$110,000	$—	$120,000	$—	$580,000
Officer (4)	2015	$350,000	$50,000	$—	$—	$—	$400,000

(1)
In 2017, the Company provided discretionary cash bonuses to its Chief Executive Officer, Chief Financial Officer and Chief Intellectual Property Officer based upon the Company’s achievement of certain financial and strategic objectives and the executive’s achievement of individual performance goals. The bonuses were not based on specific performance criteria.

(2)
Represents the full grant date fair value of the stock award or option grant, as applicable, calculated in accordance with FASB ASC Topic 718 and FASB ASC 505, Equity-Based Payments to Non-employees. Our policy and assumptions made in the valuation of share-based payments are contained in Note 11 to our December 31, 2017 financial statements.  The value of stock awards presented in the Summary Compensation Table reflects the grant date fair value of the awards and does not correspond to the actual value that will be recognized by the named executive officers.

(3)
Mr. Noonan joined the Company as Vice President, Finance on October 27, 2014 and was promoted to Chief Financial Officer and Treasurer on November 11, 2014. Mr. Noonan was appointed Secretary on June 24, 2015.

(4)	Ms. Mar-Spinola joined the Company as Vice President, Legal Operations on January 19, 2014 and was appointed Chief Intellectual Property Officer, as of March 25, 2015.

Grant of Plan Based Awards

The following table sets forth certain information with respect to grants of plan-based awards during the year ended December 31, 2017:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		(#)	(#)	($/Sh)	($)
Philip Hartstein	March 22, 2017	—	25,000	$1.57	$39,250
	December 12, 2017	200,000	190,000	$2.25	$427,500

Michael Noonan	March 22, 2017	—	25,000	$1.57	$39,250
	December 12, 2017	—	190,000	$2.25	$427,500

Julie Mar-Spinola	March 22, 2017	—	50,000	$1.57	$78,500
	December 12, 2017	—	170,000	$2.25	$382,500

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to the value of all equity awards that were outstanding at December 31, 2017.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)	($)		(#)	($)(1)	(#)	($)
Philip Hartstein (2)(3)	432,403	—	$1.66	5/7/2023	262,500	$567,000	—	—
(4)	25,000	25,000	$1.20	05/04/26	—	—	—	—
(5)	—	25,000	$1.57	03/22/27	—	—	—	—
(6)	—	190,000	$2.25	12/12/27	—	—	—	—

Michael Noonan (7)	25,000	25,000	$1.20	05/04/26	—	—	—	—
(8)	—	25,000	$1.57	03/22/27	—	—	—	—
(9)	—	50,000	$2.25	12/12/27	—	—	—	—
(10)	—	70,000	$2.25	12/12/27	—	—	—	—
(11)	—	70,000	$2.25	12/12/27	—	—	—	—

Julie Mar-Spinola (12)	50,000	50,000	$1.20	05/04/26	—	—	—	—
(13)	—	50,000	$1.57	03/22/27	—	—	—	—
(14)	—	70,000	$2.25	12/12/27	—	—	—	—
(15)	—	100,000	$2.25	12/12/27	—	—	—	—

(1)	Market value of unvested RSUs is based on the closing price of our common stock on the NASDAQ Capital Market of $2.16 per share on December 30, 2017.
(2)	432,403 options awarded to Mr. Hartstein on May 7, 2013 vested and became fully exercisable as of March 31, 2017.
(3)
The 200,000 RSUs are scheduled to vest over a five-year period, with 33.33% vested on December 12, 2020, and the remainder vesting 8.33% every 3 months following the three year anniversary of the Grant Date such that the RSUs are fully vested as of the five year anniversary of the Grant Date.

(4)
Mr. Hartstein was awarded 50,000 options on May 4, 2016, these options are scheduled to vest over 3 years with one-third vesting on May 4, 2017 and 8.33% vesting and exercisable every three calendar months thereafter.

(5)
Mr. Hartstein was awarded 25,000 options on March 22, 2017, these options are scheduled to vest over 3 years with one-third vesting on March 22, 2018 and 8.33% vesting and exercisable every three calendar months thereafter.

(6)
Mr. Hartstein was awarded 190,000 options on December 12, 2017, these options are scheduled to vest over 3 years with 56,667 vesting on December 12, 2018 and 12.5% of the balance vesting and exercisable every three calendar months thereafter.

(7)
Mr. Noonan was awarded 50,000 options on May 4, 2016, these options are scheduled to vest over 3 years with one-third vesting on May 4, 2017 and 8.33% vesting and exercisable every three calendar months thereafter.

(8)
Mr. Noonan was awarded 25,000 options on March 22, 2017, these options are scheduled to vest over 3 years with one-third vesting on March 22, 2018 and 8.33% vesting and exercisable every three calendar months thereafter.

(9)
Mr. Noonan was awarded 50,000 options on December 12, 2017, these options are scheduled to vest over 3 years with 3,333 vesting on December 12, 2018 and 12.5% of the balance vesting and exercisable every three calendar months thereafter.

(10)
Mr. Noonan was awarded 70,000 options on December 12, 2017, these options are scheduled to vest over 4 years with 33.33% vesting on December 12, 2019 and 8.33% vesting and exercisable every three calendar months thereafter.

(11)
Mr. Noonan was awarded 70,000 options on December 12, 2017, these options are scheduled to vest over 5 years with 33.33% vesting on December 12, 2020 and 8.33% vesting and exercisable every three calendar months thereafter.

(12)
Ms. Mar-Spinola was awarded 100,000 options on May 4, 2016, these options are scheduled to vest over 3 years with one-third vesting on May 4, 2017 and 8.33% vesting and exercisable every three calendar months thereafter.

(13)
Mrs. Mar-Spinola was awarded 50,000 options on March 22, 2017, these options are scheduled to vest over 3 years with one-third vesting on March 22, 2018 and 8.33% vesting and exercisable every three calendar months thereafter.

(14)
Mrs. Mar-Spinola was awarded 70,000 options on December 12, 2017, these options are scheduled to vest over 3 years with 3,334 vesting on December 12, 2018 and 12.5% of the balance vesting and exercisable every three calendar months thereafter.

(15)
Mrs. Mar-Spinola was awarded 100,000 options on December 12, 2017, these options are scheduled to vest over 4 years with 33.33% vesting on December 12, 2019 and 8.33% vesting and exercisable every three calendar months thereafter.

Option Exercises and Stock Vested

The following table summarizes, with respect to our named executive officers, all options that were exercised or stock that vested during fiscal 2017:

	Option Awards		Restricted Stock
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)(1)
Philip Hartstein	—	$—	50,000	$106,500

Michael Noonan	—	$—	43,333	$90,546

Julie Mar-Spinola	—	$—	5,027	$7,054

(1)  For RSUs vested, reflects the number of shares acquired on vesting multiplied by the closing market price of our Common Stock as reported on the NASDAQ Capital Market on the vesting date.

Employment Agreements

Philip Hartstein’s Employment Agreement

On January 14, 2015, we entered into the 2015 Hartstein Employment Agreement, effective January 1, 2015, with Philip Hartstein, our President and Chief Executive Officer.  The 2015 Hartstein Employment Agreement provides that Mr. Hartstein will continue as our President and Chief Executive Officer at a base salary of $350,000, subject to adjustment.   During the term of the agreement, Mr. Hartstein will also be eligible to receive an annual bonus in the amount of $200,000, subject to adjustment on an annual basis, based upon his individual performance and the overall progress of the Company.  However, Mr. Hartstein will also be eligible to participate in our 2014 Plan, the 2018 Executive Incentive Compensation Plan and other benefit plans.

Pursuant to the 2015 Hartstein Employment Agreement, the Board of Directors awarded Mr. Hartstein 200,000 RSUs on January 14, 2015.  The RSUs are scheduled to vest over a four-year period, with one-quarter vested on January 1, 2016, and the remainder vesting ratably on a quarterly basis for the following three years so that, subject to employee’s continued employment, the RSUs granted shall be fully vested on January 1, 2019.  The RSUs were awarded pursuant to the 2014 Plan and an award agreement thereunder.

The 2015 Hartstein Employment Agreement also provides that in the event the daily trading average price of the Company’s shares of common stock has been at least $12.50 for a period of twenty full consecutive trading days during the term of the agreement, the Company shall recommend to the Compensation Committee and the Board of Directors a grant of an additional 100,000 RSUs.  Subject to employee’s employment at the time of grant, this grant of RSUs would be fully vested immediately upon grant.  The RSUs would be awarded (if at all) pursuant to the 2014 Plan or any successor plan that may then be in effect and an award agreement thereunder.

Mr. Hartstein’s employment may be terminated at any time and for any reason upon at least 90 days advance written notice of such termination.

Previously, on July 8, 2013, we and Philip Hartstein had entered into the 2013 Hartstein Employment Agreement, effective as of July 1, 2013, pursuant to which Mr. Hartstein served as our President.  The 2013 Hartstein Employment Agreement provided for a base salary of $300,000 per year.  In addition, Mr. Hartstein was eligible to receive a discretionary bonus at the end of every four month period of his employment term, based on Mr. Hartstein’s performance and the overall progress of the Company, in an aggregate amount of up to $75,000 per year.  The 2013 Hartstein Employment Agreement ceased to be effective upon our entry into the 2015 Hartstein Employment Agreement in January 2015.

Michael Noonan’s Employment Agreement

On November 11, 2014, we entered into the 2014 Noonan Employment Agreement, with Michael Noonan, our Chief Financial Officer and Treasurer.   The 2014 Noonan Employment Agreement provides for a base salary of $250,000 per year, subject to adjustment.  During the term of the 2014 Noonan Employment Agreement, Mr. Noonan will also be eligible to receive an annual bonus in the amount of $75,000, subject to adjustment on an annual basis, based upon his individual performance and the overall progress of the Company.  However, Mr. Noonan will also be eligible to participate in our 2014 Plan, the 2018 executive Incentive Compensation Plan and other benefit plans.

Prior to Mr. Noonan’s appointment to Chief Financial Officer, on October 27, 2014, the Company awarded Mr. Noonan 130,000 RSUs, in his capacity as Vice President, Finance.  The RSUs vested over a three-year period, with one third vested on October 27, 2015, and an additional 8.33% of the RSUs vesting every three calendar months thereafter until fully vested.  The RSUs were awarded pursuant to the 2014 Plan and an award agreement thereunder.

Mr. Noonan’s employment may be terminated at any time and for any reason upon at least 30 days advance written notice of such termination.

Julie Mar-Spinola’s Employment Agreement

On March 25, 2015, we appointed Julie Mar-Spinola as our Chief Intellectual Property Officer. We had previously entered into the entered into the 2014 Mar-Spinola Employment Agreement on January 19, 2014 when Ms. Mar-Spinola was originally hired as Vice President, Legal Operations. The 2014 Mar-Spinola Employment Agreement provides for a base salary of $350,000 per year, subject to adjustment.  During the term of the 2014 Mar-Spinola Employment Agreement, Ms. Mar-Spinola will also be eligible to receive an annual bonus in the amount of $50,000, subject to adjustment on an annual basis, based upon her individual performance and the overall progress of the Company. However, Ms. Mar-Spinola will also be eligible to participate in our 2014 Plan, the 2018 Executive Incentive Compensation Plan and other benefit plans.

Prior to the 2014 Mar-Spinola Employment Agreement, on July 10, 2014, the Company awarded Ms. Mar-Spinola 60,314 RSUs, in her capacity as Vice President, Legal Operations.  The RSUs vested over a three-year period, with one third vested on January 27, 2015, and an additional 8.33% of the RSUs vesting every three calendar months thereafter until fully vested.  The RSUs were awarded pursuant to the 2014 Plan and an award agreement thereunder.

Ms. Mar-Spinola is also eligible for additional annual equity grants equivalent to 25% of her base salary if individual performance targets are achieved and equity grants equivalent to another 25% of her base salary if company performance targets are achieved. The type of performance-based equity grants would be determined in the Company’s discretion and made pursuant to the Company’s 2014 Plan.

Ms. Mar-Spinola’s employment may be terminated at any time and for any reason upon at least 30 days advance written notice of such termination.

Potential Payments Upon Termination or Change-in-Control

Pursuant to the 2014 Plan, if we undergo a change in control and terminate the employment or service of any award recipient, including Messrs. Hartstein and Noonan and Ms. Mar-Spinola, for a reason other than cause, within two years of the change in control, then, subject to certain limitations, any awards made pursuant to the 2014 Plan become immediately fully vested and exercisable, any restrictions imposed on the award lapses and the recipient own it outright, and all performance goals are deemed met.  For Messrs. Hartstein and Noonan and Ms. Mar-Spinola, if the Company would have experienced a change in control as described above and Messrs. Hartstein and Noonan and Ms. Mar-Spinola would have been terminated within two years of such change in control, as of December 31, 2017, 240,000 options and 262,500 RSUs would have become immediately vested and exercisable for Mr. Hartstein, representing fair values of $496,748 and $450,000, respectively; 240,000 options would have become immediately vested and exercisable for Mr. Noonan, representing a fair value of $496,748; and 270,000 options would have become immediately vested and exercisable for Ms. Mar-Spinola, representing a fair value of $520,995.

Director and Officer Indemnification Arrangements

We have indemnification arrangements with members of our Board of Directors and our executive officers. These arrangements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.  We also expect to maintain directors and officers liability insurance and may enter into similar indemnification agreements with future directors and executive officers.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Director Compensation

The following table provides the compensation earned for the 2017 fiscal year for services rendered to us in all capacities, by our directors.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings Awards	All Other Compensation	Total
	($)(1)	($)(2)(3)	($)(2)(4)	($)	($)	($)	($)
Eric Benhamou	$92,500	$100,000	$—	$—	$—	$—	$192,500

Daniel Chinn	$—	$—	$511,749	$—	$—	$—	$511,749

Glenn Daniel	$82,500	$100,000	$—	$—	$—	$—	$182,500

Harry Kellogg	$65,000	$100,000	$—	$—	$—	$—	$165,000

Alex Rogers	$—	$—	$—	$—	$—	$—	$—

Michael Southworth	$82,500	$100,000	$—	$—	$—	$—	$182,500

Gary Moore (5)	$—	$276,000	$—	$—	$—	$—	$276,000

(1)  Represents director fees paid to each of Messrs. Benhamou, Daniel, Kellogg and Southworth.

(2)  Represents the full grant date fair value of the stock award or option grant, as applicable, calculated in accordance with FASB ASC Topic 718 and FASB ASC 505, Equity-Based Payments to Non-employees. Our policy and assumptions made in the valuation of share-based payments are contained in Note 11 to our December 31, 2017 financial statements.  The value of stock awards presented in the Summary Compensation Table reflects the grant date fair value of the awards and does not correspond to the actual value that will be recognized by the director.

(3) Represents 44,053 RSUs granted to each of Messrs. Benhamou, Daniel, Kellogg and Southworth on July 10, 2017.  Each RSU represents the contingent right to receive one share of common stock of the Company or its equivalent cash value, subject to the terms and conditions of the Company’s 2014 Plan.  The RSUs vest one-third on July 10, 2018 and an additional 8.33% of the RSUs vest every three calendar months following such date. The RSUs will be settled upon vesting.

(4)  On May 4, 2016, the Company’s Board of Directors, upon the recommendation of the Compensation Committee, awarded Mr. Chinn 50,000 options, which options vest over a three-year period, with one third vesting on May 4, 2017, and an additional 8.33% of the options vesting every three calendar months thereafter until fully vested. On March 22, 2017, the Company’s Board of Directors, upon the recommendation of the Compensation Committee, awarded Mr. Chinn 25,000 options, which options vest over a three-year period, with one third vesting on March 22, 2018, and an additional 8.33% of the options vesting every three calendar months thereafter until fully vested. On December 12, 2017, the Company’s Board of Directors, upon the recommendation of the Compensation Committee, awarded Mr. Chinn 183,333 options, which options vest 9.09% to vest every three calendar months such that the shares subject to such option are fully vested as of the 33 month anniversary of the Grant Date.

(5)  On November 5, 2015 Gary Moore was awarded 600,000 restricted stock units (“RSUs”) under the Company’s 2014 Incentive Compensation Plan (the “2014 Plan”), which award was conditional upon, among other things, obtaining stockholder approval to amend the 2014 Plan to increase the annual award limits under the 2014 Plan, which is currently 223,683 shares. On March 16, 2016, after determining that sufficient shares remained available for issuance under the 2014 Plan and determining to keep the annual limitation in place under the 2014 Plan, the Compensation Committee and the Board approved a revised award for Mr. Moore to fall within the annual limits of the 2014 Plan. This would involve annual grants of 200,000 RSUs for each of 2016, 2017 and 2018 with 100% vesting occurring on November 5th of the applicable year of grant.
Director Fees

Annual directors fees are payable to each of Messrs. Benhamou, Daniel, Kellogg and Southworth in the following amounts:

•
$65,000 annual director fee, payable in arrears in four equal quarterly installments on the last day of each fiscal quarter during which a director serves as a member of the Board; provided, however, that each such installment shall only be paid if such director served as such during the entire fiscal quarter with respect to which such installment is payable;

•	$17,500 annual fee to members of the audit committee, payable in arrears on the last day of each fiscal year during which such director served as a member of the Audit Committee; and
•	$10,000 annual fee to the Chairman of the audit committee, payable in arrears on the last day of each fiscal year during which such Chairman served as the Chairman of the Audit Committee.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2017, securities issued and securities available for future issuance under the 2014 Plan and 2013 Global Share Option Plan and Israeli Sub-Plan (“the 2013 Option Plan”) were as set forth below.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (2)
Equity compensation plans approved by security holders	1,719,691	$1.60	749,443
Equity compensation plans not approved by security holders	—	$—	—
Total	1,719,691	$1.60	749,443

(1)	Represents 438,712 RSUs and 1,280,979 options to purchase shares of common stock outstanding as of December 31, 2017 under the 2014 Plan and the 2013 Plan.
(2)	Securities available for future issuance under the 2014 Plan; no shares are available for future issuance under the 2013 Plan.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of our common stock as of April 23, 2018 by:

•	each person who is known by us to own beneficially more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. Under those regulations, the number of shares of common stock and percentages set forth opposite the name of each person and entity in the following table includes common stock underlying options held by that person or entity that are exercisable within 60 days after April 23, 2018, but excludes common stock underlying options held by any other person or entity. The information on beneficial ownership in the table and the footnotes hereto is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Except as noted below, the address for each person listed in the following table is c/o Finjan Holdings, Inc., 2000 University Avenue, Suite 600, East Palo Alto, CA 94303.  Subject to applicable community property laws, we believe that all persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number		% (1)
Daniel Chinn, Chairman	612,440	(2)	2.16%
Philip Hartstein, President & Chief Executive Officer	575,153	(3)	2.04%
Michael Noonan, Chief Financial Officer, Treasurer & Secretary	126,752	(4)	*
Julie Mar-Spinola, Chief Intellectual Property Officer	121,659	(5)	*
Eric Benhamou, Director	642,108	(6)	2.32%
Glenn Daniel, Director	24,390		*
Harry Kellogg, Director	24,390		*
Michael Southworth, Director	24,390		*
Alex Rogers, Director	0	(7)	0%
Gary Moore, Director	400,000		1.44%
All directors and executive officers as a group (10 persons) (8)	2,551,282		8.81%
HarbourVest International Private Equity Partners IV-Direct Fund L.P. c/o HarbourVest Partners LLC One Financial Center, 44th Floor Boston, MA 02111	4,303,435	(8)	15.52%
Halcyon Long Duration Recoveries Management LP 477 Madison Avenue 8th Floor New York, NY 10022	4,272,427	(9)	15.41%
B.Riley 21255 Burbank Blvd, Suite 400 Woodland Hills, CA 91367	2,374,955	(10)	8.56%
Star Bird Holdings Limited c/o BWCI Group, Albert House, South Esplanade, St Peter Port Guernsey GY1 3BY	1,461,933	(11)	5.27%
*Less than 1%

(1)	Percentages are based on 27,732,328 shares of common stock issued and outstanding as of April 23, 2018.
(2)
Represents options to purchase 535,355 shares of common stock issuable under stock options exercisable for $1.6559 per share, 33,334 shares of common stock issuable under stock options exercisable for $1.20 per share, 10,417 shares of common stock issuable under stock options exercisable for $1.57 per share and 33,334 shares of common stock issuable under stock options exercisable for $2.25 per share within 60 days after April 23, 2018.

(3)
Includes 432,403 shares of common stock issuable under stock options exercisable for $1.6559 per share, 33,334 shares of common stock issuable under stock options exercisable for $1.20 per share and 10,417 shares of common stock issuable under stock options exercisable for $1.57 per share within 60 days after April 23, 2018.

(4)
Represents 33,334 shares of common stock issuable under stock options exercisable for $1.20 per share and 10,417 shares of common stock issuable under stock options exercisable for $1.57 per share within 60 days after April 23, 2018.

(5)
Represents 66,666 shares of common stock issuable under stock options exercisable for $1.20 per share and 20,833 shares of common stock issuable under stock options exercisable for $1.57 within 60 days after April 23, 2018.

(6)	Includes 617,718 shares of common stock held by Benhamou Global Ventures LLC, with respect to which Eric Benhamou has sole voting and dispositive power.
(7)
Excludes the 4,303,435 shares held by HarbourVest International Private Equity Partners IV-Direct Fund L.P.  Alex Rogers is an employee of HarbourVest Partners LLC, the Managing Member of HIPEP IV Direct Associates LLC, which is the General Partner of HarbourVest International Private Equity Partners IV-Direct Fund L.P.  Mr. Rogers does not have voting power or dispositive power with respect to shares held by HarbourVest International Private Equity Partners IV-Direct Fund L.P. and disclaims beneficial ownership of the shares held by HarbourVest International Private Equity Partners IV-Direct Fund.

(8)
Voting and investment power over the securities owned directly by HarbourVest International Private Equity Partners IV-Direct Fund L.P. (“HarbourVest Direct”) is exercised by the Investment Committee of HarbourVest Partners, LLC, (“HarbourVest Partners”) which is the Managing Member of HIPEP IV-Direct Associates LLC (“HarbourVest Associates”), which is the General Partner of HarbourVest Direct.  Based solely upon the Schedule 13G filed by HarbourVest Direct, HarbourVest Associates and HarbourVest Partners, each of HarbourVest  Direct, HarbourVest Associates and HarbourVest Partners shares voting and dispositive power with respect to the shares of common stock held by HarbourVest Direct.  The foregoing information is based solely upon information contained in the Schedule 13D filed by HarbourVest Direct, HarbourVest Associates and HarbourVest Partners on June 13, 2013.

(9)
Halcyon Long Duration Recoveries Management LP (“HLDR”), through investment management and/or other governance agreements, has voting and investment power over the securities owned directly by certain accounts (“Accounts”). As a result, and by virtue of their relationship with HLDR, each of HLDR Management GP LLC (“HLDR Management”), as the general partner of HLDR, Halcyon Management Holdings GP LLC (“Halcyon Management”), as the sole member of HLDR Management, Halcyon Management Partners LP (“Halcyon Partners”), as the sole member of Halcyon Management, Halcyon Management Partners GP LLC (“Halcyon Partners GP”), as the sole member of Halcyon Partners, Mr. John Bader, as the CEO of HLDR, HLDR Management, Halcyon Management, Halcyon Partners and Halcyon Partners GP, and Mr. Stephen Dillow, as the CIO of HLDR, may be deemed to exercise voting and investment power over the securities directly held by the Accounts. The securities include 2,355,506 shares of common stock issuable upon the exercise of a warrant. The foregoing information is based solely upon information contained in the Schedule 13D filed by HLDR, HLDR Management, Halcyon Management, Halcyon Partners, Halcyon Partners GP, Mr. Bader and Mr. Dillow on March 19, 2018.

(10)
B Riley Financial, Inc., (“BRF”) as the parent company of B. Riley FBR, Inc. (“BRFBR”) and B. Riley Capital Management, LLC (“BRCM”), which is general partner and investment advisor of BRC Partners Opportunity Fund, L.P. (“BPOF”) and which is the investment advisor of B. Riley Diversified Equity Fund (“Mutual Fund”) holding securities in certain separately managed accounts (“Separate Accounts”) has voting and investment power over the securities held directly by BPOF, BRFBP and the Mutual Fund, through the Separate Accounts. The foregoing information is based solely upon information contained in the Schedule 13G filed by BRF, BRFBR, BRCM, BPOF, and the Mutual Fund on February 7, 2018.

(11)
BWCI Pension Trustees Limited (“PTL”) and BWCI Trust Company Limited (“CTL”), as the Corporate Directors of Star Bird Holdings Limited (“STAR”), manage various investments of STAR, including STAR’s investments in the Company. Each of PTL and CTL has, except in limited circumstances, the power to vote or to direct the vote and to dispose or to direct the disposition of the shares of common stock that STAR may be deemed to beneficially own. As a result, STAR, PTL and CTL may be deemed to constitute a “group” within the meaning of the provisions of Rule 13d-3 of the Exchange Act, with respect to STAR’s investment in the Company. PTL and CTL own directly no shares of common stock of the Company.  Each of PTL and CTL have disclaimed beneficial ownership of any securities owned by STAR.  The foregoing information is based solely upon information contained in the Schedule 13G filed by STAR, PTL and CT2 on June 18, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2017, there has not been, nor is there currently planned, any transaction or series of similar transactions in which we were or are a participant and the amount involved exceeds $120,000, and in which any director, nominee for director, executive officer or holder of more than 5% of our capital stock or any member of their immediate families had or will have a direct or indirect material interest, other than the transactions described below and the compensatory transactions described elsewhere in this filing.

Services

Finjan, Inc. has obtained, and we expect to continue to obtain, legal services from Tulchinsky Stern Marciano Cohen Levitski & Co. (the “Firm”), a law firm in which Daniel Chinn, a member of our Board of Directors and a current director is a partner.  The Company incurred legal fees due to such law firm of approximately $228,000 during the year ended December 31, 2017, for services provided by the Firm, which includes making Mr. Chinn’s time available to us.   Pursuant to an engagement letter, dated February 10, 2015 between the Company and the Firm, the Company will continue to retain the Firm pursuant a retainer of $12,500 per month, in addition to any hourly billing rates that may be applicable, as well as $100,000 annual bonus retainer at the discretion of the Company.

Related Party Transactions Policy

On October 7, 2013, the Board of Directors adopted a written Related Party Transactions Policy pursuant to which all related party transactions are required to be reviewed and approved.  The policies and procedures are intended to work in conjunction with the Company’s Code of Business Conduct and Ethics, which addresses general conflicts of interest.

For purposes of the policy, a “related party transaction” is, subject to certain limited exceptions, any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which we are a participant, the Related Person (defined below) had, has or will have a direct or indirect material interest. “Related Person” includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is known to be a beneficial owner of more than 5% of our voting securities; (c) any immediate family member or person (other than a tenant or employee) sharing the household of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a general partner, principal or is in a similar position, or in which such person, together with all other “Related Persons,” have in the aggregate 10% or greater beneficial ownership interest.

The policy calls for the Chief Financial Officer, the Audit Committee or the Chair of the Audit Committee, as applicable and in accordance with the Related Party Transaction Policy, to review each related person transaction and determine (in consultation with outside legal counsel if necessary) whether it will approve or ratify that transaction after considering the facts and circumstances of the transaction.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements for the year ended December 31, 2017 have been audited by Marcum LLP, who served as our independent registered public accounting firm for the last four fiscal years. The Audit Committee has appointed Marcum LLP to serve as our independent registered public accounting firm for the year ending December 31, 2017. We have been advised by Marcum LLP that representatives of Marcum LLP will be present at our 2017 Annual Meeting of Stockholders. These representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Nevertheless, our Board of Directors is submitting the appointment of Marcum LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of Marcum LLP, the Audit Committee may reconsider the appointment and may retain Marcum LLP or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment, the Audit Committee may select another firm if it determines such selection to be in our and our stockholders’ best interest.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF MARCUM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

Vote Required

The ratification of the appointment of Marcum LLP requires the approval of a majority of the votes present in person or by proxy and entitled to vote at the 2018 Annual Meeting of Stockholders. For purposes of the vote on this proposal, abstentions will have the same effect as a vote “against” the proposal and broker non-votes are not deemed to be a “vote cast” and, therefore, will not affect the outcome of the proposal.

Disclosure of Marcum LLP Fees for the Years Ended December 31, 2017 and 2016.

The following table sets forth the fees that the Company was billed or is expected to be billed by Marcum LLP, our independent registered public accountants, for fiscal years 2017 and 2016.

	2017	2016
Audit Fees (1)	$164,973	$139,184
All Other Fees	$—	$—

Total	$164,973	$139,184

(1)
Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, audit services provided in connection with other statutory and regulatory filings and fees related to financing arrangements.

 Pre-Approval Policies and Procedures

Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by a company’s principal accountants be approved in advance by the Audit Committee of the Board, subject to a “de minimis” exception set forth in the SEC rules (the “De Minimis Exception”). Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Chairman of the Audit Committee may pre-approve such services. The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee Pre-Approval & Hiring Policy or through a separate pre-approval by the Audit Committee, any engagement of our independent registered public accounting firm to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit Committee Pre-Approval & Hiring Policy, which the Audit Committee will review and reassess periodically, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for each specified type of service shall not exceed $25,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement.

In accordance with the Audit Committee’s Pre-Approval Policy, the Audit Committee pre-approved all services performed by the Company’s independent registered public accounting firm in 2017.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently comprised of Messrs. Benhamou, Daniel and Southworth. The members of the Audit Committee are appointed by and serve at the discretion of the Board.

One of the Audit Committee’s principal purposes is to assist the Board in overseeing the integrity of our financial statements.  Management has primary responsibility for preparing our financial statements and establishing effective internal controls over financial reporting. Marcum LLP is responsible for auditing those financial statements and expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles established in the United States (GAAP).

 In carrying out its responsibilities, the Audit Committee has reviewed and has discussed our audited consolidated financial statements for the fiscal year 2017 with our management and representatives of Marcum LLP. Management represented to the Audit Committee that our financial statements for the past fiscal year were prepared in accordance with GAAP. The Audit Committee also discussed with management and with Marcum LLP the evaluation of our internal controls and the effectiveness of our internal control over financial reporting, as, and to the extent, required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also is responsible for assisting the Board in overseeing the qualification, independence and performance of our independent registered public accounting firm. The Audit Committee discussed with Marcum LLP the matters required to be discussed by PCAOB Audit Standard No. 16. The Audit Committee has received both the written disclosures and the letter from Marcum LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Marcum LLP’s communications with the Audit Committee concerning independence, and has discussed with Marcum LLP the independence of Marcum LLP from us. The Audit Committee also has considered whether the provision of any non-audit services, and any fees charged for such non-audit services, by Marcum LLP are compatible with maintaining the independence of Marcum LLP from us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that our audited consolidated financial statements for fiscal year 2017 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee of the Board of Directors
Eric Benhamou (Chairman) Glenn Daniel Michael Southworth

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

FINJAN HOLDINGS, INC.
 2000 University Avenue, Suite 600
 East Palo Alto, CA 94303

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

Why am I receiving this proxy statement?

You are receiving this proxy statement and the accompanying proxy card because you were the record holder of shares of common stock of Finjan Holdings, Inc. as of the close of business on April 23, 2018. This proxy statement contains information related to the solicitation of proxies for use at our 2018 Annual Meeting of Stockholders, to be held at 9:00 a.m., Pacific Daylight Time, on Wednesday, June 20, 2018 at our principal executive offices at 2000 University Avenue, Suite 600, East Palo Alto, CA 94303, for the purposes stated in the accompanying Notice of 2018 Annual Meeting of Stockholders. This solicitation is made by Finjan Holdings, Inc. on behalf of our Board of Directors. Unless otherwise stated, as used in this proxy statement, the terms “we,” “our,” “us,” “Finjan,” and the “Company” refer to Finjan Holdings, Inc. This proxy statement, the enclosed proxy card and our 2017 annual report to stockholders are first being mailed to stockholders beginning on or about April 30, 2018.

What information is presented in this proxy statement?

The information contained in this proxy statement relates to the proposals to be voted on at the 2018 Annual Meeting of Stockholders, the voting process, our Board of Directors and Board committees, the compensation of our directors and our executive officers for the fiscal year ending December 31, 2018, and other required information.

Who is entitled to vote at the annual meeting?

Only holders of record of our common stock at the close of business on April 23, 2018, the record date for the 2018 Annual Meeting of Stockholders, are entitled to receive notice of the annual meeting and to vote at the annual meeting. Our common stock constitutes the only class of securities entitled to vote at the meeting.

When you vote by signing and returning the proxy card, you appoint Philip Hartstein and Michael Noonan as your representatives to vote your common stock at the annual meeting. Messrs. Hartstein and Noonan, or either of them, will vote your common stock as you instruct on your proxy card. Accordingly, your common stock will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by signing and returning your proxy card in advance.

Who can attend the annual meeting?

If you are a holder of our common stock at the close of business on April 23, 2018, the record date for the annual meeting, or a duly appointed proxy, you are authorized to attend the annual meeting. You will need to present proof of share ownership and valid picture identification, such as a driver’s license or passport, before being admitted. If your common stock is held beneficially in the name of a bank, broker or other holder of record ( i.e., street name), you must present proof of your ownership by presenting a bank or brokerage account statement reflecting your ownership as of the record date.

Cameras, recording equipment and other electronic devices will not be permitted at the annual meeting. For directions to the 2018 Annual Meeting of Stockholders, contact Investor Relations at (650) 282-3228.

 What are the voting rights of stockholders?

Each share of common stock outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

How do I vote?

If you hold your shares of common stock directly (i.e., not in a bank or brokerage account), you may vote by completing and returning the accompanying proxy card, by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. You may also vote by attending the meeting and voting in person.

If your shares of common stock are held in street name, you should follow the voting instructions provided to you by your broker or nominee. You may complete and mail a voting instruction form to your broker or nominee or submit voting instructions by the internet or by telephone to your broker or nominee as indicated on the voting instruction form. If you provide specific instructions, your broker or nominee should vote your shares of common stock as directed. Additionally, if you want to vote in person and hold your shares in street name, you will need a legal proxy from your broker to vote at the annual meeting.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not revoked, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as directed by you. If you return your signed proxy card but fail to indicate your voting preferences, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as recommended by the Board. The Board recommends a vote “FOR” the election of all nominees for our Board of Directors named in this proxy statement, and "FOR" the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 2018 fiscal year.

In the election of directors, you may either vote “FOR” all the nominees or to “WITHHOLD” your vote with respect to one or more of the nominees. Regarding the ratification of our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Under the General Corporation Law of the State of Delaware, both abstaining votes and broker non-votes are considered present and entitled to vote and, therefore, are included for purposes of determining whether a quorum is present at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. If the beneficial owner does not provide voting instructions, the broker or other agent can vote the shares with respect to matters that are considered “routine,” but not with respect to “non-routine” matters. Under the General Corporation Law of the State of Delaware, a broker “non-vote” is not deemed to be a “vote cast” and, therefore, will not affect the outcome of the election of directors. In addition, a broker “non-vote” is not considered “entitled to vote” and, therefore, is not included in the tabulation of the voting results for the proposal regarding ratification of our independent registered public accounting firm.

The ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal Two), is considered routine under applicable rules. A broker, trustee or nominee holding shares generally may use its discretion to vote on routine matters, so there should not be any broker non-votes in connection with Proposal Two. The election of nominees for our Board of Directors (Proposal One) is considered a non-routine matter under applicable rules. A broker or other agent cannot vote without instructions on non-routine matters, so there may be broker non-votes on Proposal One.

If you submit a properly executed proxy card, you will be counted as present at the meeting, including for purposes of establishing a quorum, even if you withhold your vote with respect to one or more director nominees or abstain from voting on any or all of the proposals to be considered at the meeting.  Abstentions marked on a proxy card will have the same effect as a vote “against” the proposal regarding the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Will my shares of common stock be voted if I do not provide my proxy and I do not attend the annual meeting?

If you do not provide a proxy or vote your shares of common stock held in your name, your shares will not be voted. If you hold your shares in street name, your broker may be able to vote your shares for routine matters even if you do not provide the broker with voting instructions. The ratification of Marcum LLP as our independent registered public accounting firm for fiscal year 2018 is considered a routine matter. Your broker may not vote your shares for non-routine matters if you do not provide the broker with voting instructions.

May I change my vote after I return my proxy card?

Yes. You may change or revoke a previously granted proxy at any time before it is exercised by either (i) submitting a later-dated proxy, in person at the annual meeting or by mail or (ii) delivering instructions to the Chief Financial Officer at our principal executive offices located at 2000 University Avenue, Suite 600, East Palo Alto, CA 94303. Please note that attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

If your shares of common stock are held in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker as described above.

What will constitute a quorum at the annual meeting?

The presence at the annual meeting, in person or by proxy, of a majority of the voting power of the shares of common stock outstanding and entitled to vote on April 23, 2018 will constitute a quorum, permitting the stockholders to conduct business at the annual meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting, including for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of April 23, 2018, there were 27,732,428 shares of common stock outstanding.

How many votes are needed to approve each of the proposals?

Directors are elected by a plurality of the votes cast. Therefore, the three nominees for election to the Board who receive the most votes will be elected. Because there are no other candidates for election as directors other than the persons named in the enclosed proxy card and assuming each of those persons receives at least one vote, each of them will be elected. The ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2018, and will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon.

Will any other matters be voted on?

As of the date of this proxy statement, we do not know of any other matters that will be presented for consideration at the annual meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in accordance with the recommendation of the Board or, if no recommendation is given, in their own discretion.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the costs of soliciting proxies, including preparation, assembly, printing and mailing of the proxy materials, the notices, and any additional materials furnished to stockholders. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse these persons’ out-of-pocket expenses.

  What is “householding” and how does it affect me?

If you and other residents at your mailing address who have the same last name own our common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of each of our annual report, notice of annual meeting and proxy statement to your address. However, even if your broker has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by calling Broadridge at 1-800-542-1061 if you are a stockholder of record. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of our annual report or proxy statement, we will send a separate copy of the annual report or the proxy statement to you upon oral or written request. Such request can be made by contacting Investor Relations at 2000 University Avenue, Suite 600, East Palo Alto, CA 94303 or (650) 282-3228. Any stockholders sharing the same address and currently receiving multiple copies of the annual report and the proxy statement who wish to receive only one copy of these materials per household in the future may also contact your broker or bank or our Investor Relations contact to participate in the householding program.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m., Pacific Daylight Time, at our principal executive offices at 2000 University Avenue, Suite 600, East Palo Alto, CA 94303, by contacting Investor Relations at (650) 282-3228. Such list shall be open to the examination of any stockholder, for any purpose germane to the annual meeting.

You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different information. You should assume that the information in this proxy statement is accurate only as of the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

OTHER MATTERS

Availability of Proxy Statement and Annual Report on Form 10-K

In addition to this proxy statement, we have provided without charge, to each person from whom a proxy is solicited, a copy of our annual report to stockholders for the fiscal year ended December 31, 2017, including our consolidated financial statements. You should not regard this annual report as proxy soliciting material or as a communication by means of which any solicitation is to be made.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on Wednesday, June 20, 2018:

The Proxy Statement and the 2017 Annual Report to Stockholders are available at:

www.proxyvote.com

Additionally, upon written request, we will provide you without charge, a copy of our Annual Report on Form 10K for the fiscal year ended December 31, 2017 that we filed with the SEC. You should make your request in writing to:

Finjan Holdings, Inc.
 Attention: Investor Relations
 2000 University Avenue, Suite 600,
East Palo Alto, CA 94303

Other Matters to Come Before the 2018 Annual Meeting of Stockholders

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by the Board, or, if no recommendation is given, in their own discretion.

Stockholder Proposals and Nominations for the 2018 Annual Meeting of Stockholders

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of stockholders must be received at our principal executive offices no later than 120 days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders, which will be December 31, 2018 for our 2019 Annual Meeting of Stockholders.

Our bylaws include advance notice procedures and requirements for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors.  Stockholders desiring to nominate persons for election to our Board at, or to bring business before, the next annual meeting of stockholders other than business to be included in the Company’s proxy materials pursuant to Rule 14a-8, will be required to deliver written notice to our Secretary, at the principal executive offices of the Company, within the timeframe determined in accordance with the advance notice provisions more fully described under “Director Nominees - Stockholder Proposals and Recommendations of Director Nominees.”

* * * *

By Order of the Board of Directors
/s/ Philip Hartstein
Name: Philip Hartstein
Title: President and Chief Executive Officer
Palo Alto, California
April 30, 2018

FINJAN HOLDINGS, INC. ATTN: INVESTOR RELATIONS 2000 UNIVERSITY AVENUE, SUITE 600 EAST PALO ALTO, CA 94303
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time (8:59 PM Pacific Daylight Time) on June 19, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time (8:59 PM Pacific Daylight Time) on June 19, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M92103-P64698 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FINJAN HOLDINGS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	To elect three Class 3 directors to serve three-year terms ending in 2021; and		☐	☐	☐

Nominees:
	01)	Harry Kellogg (Class 3)
	02)	Gary Moore (Class 3)
	03)	John Greene (Class 3)

							For	Against	Abstain
2.	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M92104-P64698

FINJAN HOLDINGS, INC.
2018 Annual Meeting of Stockholders
June 20, 2018 9:00 AM (PDT)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Philip Hartstein and Michael Noonan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FINJAN HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the 2018 Annual Meeting of Stockholders to be held at 9:00 AM, PDT, on June 20, 2018, at 2000 University Avenue, Suite 600, East Palo Alto, CA 94303, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side